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                                                                    EXHIBIT 99.1


                CNET, Inc. Completes Acquisition of mySimon, inc.

SAN FRANCISCO, Calif. March 1, 2000 -- CNET, Inc. today announced that it has completed its acquisition of mySimon inc., effective February 29, 2000. CNET issued a total of approximately 11 million shares of CNET common stock to mySimon stockholders, valued at approximately $736 million based on the February 29 closing stock price. The mySimon acquisition is a pooling of interests transaction.

CNET also announced that, effective yesterday, it has changed its corporate name to CNET Networks, Inc. to reflect the mySimon acquisition and the company's inclusion of new brands under the CNET banner.

The mySimon acquisition solidifies CNET's dominant position in the comparison shopping space for computers and consumer electronics. The combination of CNET's depth of content and mySimon's breadth of product categories and merchant search capabilities is intended to simplify and to organize the e-commerce landscape by creating a single destination devoted to informing online shoppers in every category.

CNET and mySimon have already begun integrating CNET's industry leading content, including product reviews, editors' top picks, news feeds and other resources into the mySimon service.

Examples of the integration can be found here:
PDA content integration
Integrated reviews and recommendations

In addition, CNET is planning to leverage mySimon's VLA Technology (Virtual Learning Agent) within its own commerce services. The VLA Technology will enable CNET to expand to more categories, adding product information and merchant prices at a very rapid pace.

"First and foremost, the acquisition of mySimon clearly consolidated CNET's position as the Internet's number one comparison shopping resource for computer and consumer electronics products," stated Halsey Minor, CNET Chairman and CEO. "I am pleased to note that the marriage has already begun to bear fruit, with a sharing of best practices that has led to notable enhancements in both CNET's commerce services and mySimon's computers and electronics categories."

Minor continued, "Going forward, this acquisition provides ready-made options to extend our successful lead-based business model into new categories."

"CNET has already demonstrated its commitment to the success of mySimon and the integrity of our combined vision of creating the definitive comprehensive comparison shopping service for


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just about anything on the Web," said Josh Goldman, President of mySimon, inc.
"Seeing what CNET and mySimon have been able to accomplish together in the past few weeks confirms our hopes -- that this is a winning combination."

                               About CNET Networks

CNET Networks, Inc. is a leading edge media company, producing a branded Internet network, computer product database and television and radio programming for both consumers and businesses. CNET is the leading authority on computers, the Internet and technology products and services. CNET's network serves millions of users each day. CNET Data Services licenses its multi-lingual product database to more than 40 U.S. and European online computer retailers, resellers and leading e-commerce companies. CNET television programming airs on CNBC and in national syndication, as well as nearly 100 foreign countries. CNET Radio airs in the San Francisco Bay Area on KNEW 910 AM. CNET currently has investments in cash and marketable securities that are valued at more than $1 billion, including its approximate 12 percent stake in NBC Internet Inc.

                               About mySimon, inc.

mySimon (http://www.mysimon.com/), is the premier comparison shopping destination on the Internet. mySimon's easy-to-use Web shopping service, powered by Virtual Learning Agent (VLA) technology, helps consumers find the best values for anything sold on the Web. mySimon searches hundreds of millions of products at thousands of stores online.

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This press release includes forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These statements are generally identified by words like "expect", "intend", "believe" and other similar expressions. Statements regarding the expected benefits of the transaction are subject to the risk that expected synergies will not be achieved and to the general risks associated with the companies' businesses. For risks about CNET's business see its Form 10-K for the year-ended December 31, 1998 and subsequent Forms 10-Q and Forms 8-K.

Contact:
Karen Wood
CNET, Inc.
(415) 364-8473
karenw@cnet.com

Brian Rolfe
mySimon inc.
(408) 330-4448
brian@mysimon.com